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                                  THE HARTFORD

LIFEACCESS ACCELERATED BENEFIT RIDER

BENEFIT

This Rider provides for the acceleration of up to 100% of the Death Benefit and any term insurance amount available under the Policy during the Insured's lifetime while the Rider remains in effect when the Insured has been certified as being Chronically Ill by a Licensed Health Care Practitioner, provided all of the terms and conditions of the Rider have been met. As an Accelerated Death Benefit Rider, this Rider does not require expenses to be incurred in order for benefits to be paid. DEATH BENEFITS, ACCOUNT VALUE, CASH VALUE AND LOAN VALUE, IF ANY, WILL BE REDUCED IF YOU RECEIVE ACCELERATED DEATH BENEFITS UNDER THIS RIDER.

THE BENEFITS PAID UNDER THIS RIDER ARE INTENDED TO BE TREATED FOR FEDERAL TAX PURPOSES AS ACCELERATED DEATH BENEFITS UNDER SECTION 101(g)(1)(B) OF THE INTERNAL REVENUE CODE ("CODE"). THE BENEFIT IS INTENDED TO QUALIFY FOR EXCLUSION FROM INCOME SUBJECT TO THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE PROVISIONS OF THE CODE. YOU SHOULD CONSULT YOUR PERSONAL TAX OR LEGAL ADVISOR TO ASSESS THE IMPACT OF BENEFITS PROVIDED BY THIS RIDER. RECEIPT OF THESE BENEFITS MAY BE TAXABLE AS INCOME. THIS RIDER IS NOT INTENDED TO BE A QUALIFIED LONG TERM CARE INSURANCE CONTRACT UNDER SECTION 7702B(b) OF THE CODE NOR IS IT INTENDED TO BE A NON-QUALIFIED LONG TERM CARE CONTRACT. THIS RIDER DOES NOT PAY OR REIMBURSE FOR EXPENSES INCLUDING THOSE DESCRIBED IN 101(g)(3)(A)(ii)(I) OF THE CODE.

DEFINITIONS

The definitions in this section apply to the following words and phrases whenever and wherever they appear in this Rider.

ACCELERATED BENEFIT -- means all or a portion of the Death Benefit and any term insurance amount available under the Policy that We will pay in advance when (a) the Insured has been certified by a Licensed Health Care Practitioner as being Chronically Ill and (b) all of the other Conditions for Eligibility of Benefit Payments have been satisfied. The maximum amount that may be accelerated is the Lifetime Benefit Amount.

ACTIVITIES FOR DAILY LIVING ("ADLS") -- means those basic human functional abilities which measure the Insured's ability for self care and to live independently without Substantial Assistance from another individual, as follows:

1. Bathing -- the ability to wash oneself by sponge, bath or in either a tub or shower, including the task of getting into or out of the tub or shower.

2. Continence -- the ability to maintain control of bowel or bladder function, or, when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene, including caring for a catheter or colostomy bag.

3. Dressing -- the ability to put on and take off all items of clothing and any necessary braces, fasteners or artificial limbs.

4. Eating -- the ability to feed oneself by getting food into the body from a receptacle, such as a plate, cup, or table or by feeding tube or intravenously.

5. Toileting -- the ability to get to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

6. Transferring -- the ability to move into or out of a bed, chair or wheelchair.

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DEFINITIONS (CONTINUED)

BENEFIT PERIOD -- means a period of time not to exceed twelve consecutive months. Such Period begins on the later of:

(a)  the date We approve a request for an Accelerated Benefit; or

(b) the date all Conditions for Eligibility of Benefit Payments have been satisfied, and ends on the earlier of:

       (a)  the end of twelve consecutive months; or

       (b) the date benefit payments end as described under the When Benefit Payments End provision.

CHRONICALLY ILL OR CHRONIC ILLNESS -- means the Insured has been certified by a Licensed Health Care Practitioner as:

1. being unable to perform (without Substantial Assistance from another individual) at least two Activities for Daily Living for a period of at least 90 days due to a loss of functional capacity; or

2. requiring Substantial Supervision from another individual to protect such individual from threats to health and safety due to a severe Cognitive Impairment; AND

3. needing Services pursuant to a Licensed Health Care Practitioner's Plan of Care as set forth in Written Certification or Re-certification.

COGNITIVE IMPAIRMENT -- means the deterioration or loss of the Insured's intellectual capacity which is confirmed by a Licensed Health Care Practitioner and measured by clinical evidence and standardized tests that reliably measure the Insured's impairment in: short or long term memory; orientation as to person, place and time; deductive or abstract reasoning; or judgment as it relates to safety awareness.

INSURED -- means the person insured by the Policy to which this Rider is attached whose Death Benefit is being accelerated. This does not include any additional person(s) insured by riders attached to the Policy.

LICENSED HEALTH CARE PRACTITIONER -- means any physician (as defined in section 1861(r)(1) of the Social Security Act) and any registered professional nurse, licensed social worker or other individual who meets such requirements as may be prescribed by the Secretary of Treasury. The Licensed Health Care Practitioner
(1) must be acting within the scope of his or her license in the state of licensure when providing Written Certification or Written Re-Certification required by this Rider; and (2) may not be You, the Insured, or Your or the Insured's immediate family.

LIFETIME BENEFIT AMOUNT -- means the maximum amount that may be accelerated during the lifetime of the Insured and while the Rider remains in effect. The Lifetime Benefit Amount is equal to:

1.   the Eligible Amount; times

2.   the LifeAccess Specified Percentage.

Where:

       (a) ELIGIBLE AMOUNT on the Policy Date equals the initial Face Amount plus any term insurance amount covering the Insured under the Policy; thereafter Eligible Amount equals current Death Benefit plus any term insurance amount covering the Insured under the Policy; and

       (b) LIFEACCESS SPECIFIED PERCENTAGE equals 100% of the Eligible Amount, unless You have elected Death Benefit Option A at the time of application for the Rider, in which case You may select a percentage at that time, such percentage not to exceed 100% or result in a Lifetime Benefit Amount of less than Our minimum rules then in effect. The LifeAccess Specified Percentage is shown in the Additional Benefits and Rider section of the Policy Specifications and will remain fixed for the life of the Rider.

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DEFINITIONS (CONTINUED)

Acceleration of benefits will reduce the Lifetime Benefit Amount in accordance with the Impact of Rider Benefits on Policy and Rider provision. In addition, transactions made under the Policy, such as Face Amount Increases and Decreases and Loans, will impact the Eligible Amount in the same manner that such transactions impact the Policy's Death Benefit.

The initial Lifetime Benefit Amount is shown in the Additional Benefits and Rider section of the Policy Specifications.

MAXIMUM MONTHLY BENEFIT -- means the maximum amount You are eligible to receive on a monthly basis upon Our approval of Your request.

MONTHLY ANNIVERSARY -- means the Policy Date and the same date in each succeeding month.

MONTHLY BENEFIT AMOUNT -- means the adjusted amount payable to You on a monthly basis upon Our approval of Your request, such amount never to exceed the Maximum Monthly Benefit.

PLAN OF CARE -- means a written plan for care designed especially for the Insured by a Licensed Health Care Practitioner specifying the Services needed by the Chronically Ill Insured.

SERVICES -- the necessary diagnostic, preventive, therapeutic, curing, treating, mitigating and rehabilitative services, and maintenance or personal care services needed by a Chronically Ill individual.

SUBSTANTIAL ASSISTANCE -- means stand-by or hands-on assistance from another person without which the Insured receiving such assistance would be unable to perform the Activity for Daily Living. Stand-by assistance means the presence of another person within arm's reach of the Insured that is necessary to prevent, by physical intervention, injury to the Insured while he/she is performing the Activity for Daily Living. Hands-on assistance means the direct physical assistance of another person.

SUBSTANTIAL SUPERVISION -- means requiring continual supervision by another person to protect the Insured from threats to health or safety due to severe Cognitive Impairment and may include cueing by verbal prompting, gestures, or other similar demonstrations.

WAITING PERIOD -- means the 90 consecutive-day period of time that the Insured must wait before becoming eligible for benefits. This period begins on the date We receive Written Certification from You by a Licensed Health Care Practitioner that the Insured is Chronically Ill as defined herein.

WRITTEN CERTIFICATION -- means written documentation obtained by You, at Your or the Insured's expense, from a Licensed Health Care Practitioner certifying that the Insured is Chronically Ill as defined herein and specifying that Services are likely to be needed for the rest of the Insured's Life. Such Written Certification must have been made within the 12-month period preceding the date of each request for an Accelerated Benefit.

WRITTEN RE-CERTIFICATION -- means Written Certification that We will require from You at least annually prior to the start of each Benefit Period following the initial Benefit Period in order for You to be eligible for an Accelerated Benefit payment in such subsequent Benefit Period, provided all other Conditions for Eligibility for Benefit Payments are met. Such Written Re-Certification must have been made within the 12-month period preceding the date of each request for an Accelerated Benefit.

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CONDITIONS FOR ELIGIBLITY OF BENEFIT PAYMENTS

You are eligible to receive an Accelerated Benefit if the Policy and Rider are in force when all of the following requirements are met:

1.   We receive Your request, In Writing, for an Accelerated Benefit;

2. We receive from You Written Certification or Written Re-Certification by a Licensed Health Care Practitioner that the Insured is a Chronically Ill individual;

3. We complete, at Our discretion and expense, a personal interview with, and an assessment of, the Insured, including examination or tests by a Licensed Health Care Provider of Our choice; and We receive copies of any relevant medical records from a health care provider involved in the Insured's care;

4. We receive consent, In Writing, of any assignee of record named under the Policy or any irrevocable beneficiary named under the Policy;

5.   the Insured satisfies the Waiting Period;

6. if this is a variable life Policy, You fulfill requirements, if any, regarding limitations on the availability of certain Sub-Accounts while receiving benefit payments; and

7.   the Insured is living at the time all of the above requirements are met.

EXAMINATION AT OUR EXPENSE

We may, at Our expense, have the Insured re-examined as often as we may reasonably require by a Licensed Health Care Practitioner of Our choosing prior to or during a Benefit Period to ensure that the Insured is Chronically Ill as defined herein.

ACCELERATED BENEFIT PAYMENT OPTIONS

You may elect to receive Your Accelerated Benefit as a monthly or annual lump sum benefit payment prior to the start of each Benefit Period.

MAXIMUM MONTHLY BENEFIT

The Maximum Monthly Benefit is equal to the lesser of:

1. the Lifetime Benefit Amount as of the start of the initial Benefit Period multiplied by the percentage shown in the Additional Benefits and Rider Section of the Policy Specifications; and

2. the monthly equivalent of the Per Diem Limitation declared by the Internal Revenue Service not to exceed the Daily Benefit Limit compounded on each Policy Anniversary. The initial Daily Benefit Limit on the Policy Date and the rate at which it will be compounded on subsequent Policy Anniversaries are shown in the Additional Benefits and Rider Section of the Policy Specifications.

The Maximum Monthly Benefit is calculated at the start of each Benefit Period and remains fixed during that Benefit Period.

Benefits do not accumulate and are not payable on a retroactive basis, except as noted under the When Benefit Payments Begin provision.

RECALCULATION OF THE MAXIMUM MONTHLY BENEFIT

At the start of each new Benefit Period, We will recalculate Your Monthly Benefit Amount and make any necessary adjustment so that such amount will always equal the Maximum Monthly Benefit. If You previously elected to receive less than the Maximum Monthly Benefit as described below, You may at this time increase Your monthly payments up to the maximum.

MONTHLY BENEFIT AMOUNT

The amount payable to You on a monthly basis will generally equal the Maximum Monthly Benefit described above, unless You elect to receive a lesser amount. Such amount will be adjusted so that:

1. if the Monthly Benefit Amount exceeds the Lifetime Benefit Amount, the amount payable will be reduced to an amount that equals the Lifetime Benefit Amount; and

2. if, on the date We approve Your request, there is a policy loan outstanding, a pro-rata reduction to each benefit payment will occur. Such reduction serves to repay a pro-rata portion of the policy loan. Rather than having Your benefit payment adjusted, You may elect to repay the policy loan directly to Us.

At the start of each Benefit Period, You may elect to receive a Monthly Benefit Amount that is less than the Maximum Monthly Benefit, unless You elect to receive an annual lump sum payment, in which case the Monthly Benefit Amount will always equal the Maximum Monthly Benefit.

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MONTHLY BENEFIT AMOUNT (CONTINUED)

Choosing a lesser amount could extend the period for which You are eligible to receive monthly benefit payments. Any amount You elect to receive that is less than the Maximum Monthly Benefit is subject to Our minimum rules then in effect.

WHEN BENEFIT PAYMENTS BEGIN

The first Accelerated Benefit payment will be paid to You no later than the second Monthly Anniversary following the later of:

1.   the date We approve a request for an Accelerated Benefit; or

2. the date all Conditions for Eligibility of Benefit Payments have been satisfied.

The first benefit payment, whether a monthly or annual lump sum payment, will include benefits payable retroactively for the period immediately following the Waiting Period during which the Insured was eligible for an Accelerated Benefit, beginning on the 91st day following satisfaction of the Waiting Period up to the date of the first benefit payment.

Subsequent benefit payments will be payable as follows provided all of the Conditions for Eligibility of Benefit Payments are met:

1. monthly benefit payments will be payable on each Monthly Anniversary following the date of the first benefit payment; and

2. annual lump sum benefit payments will be paid at the beginning of each subsequent Benefit Period following the date of the first benefit payment.

We will pay a proportionate amount of the benefit that is payable for less than a full month.

WHEN BENEFIT PAYMENTS END

Accelerated Benefit payments will be paid until the earliest of the following to occur:

1. when the Insured no longer meets any one of the Conditions for Eligibility for Benefit Payments;

2.   when You notify Us to discontinue Accelerated Benefit payments; or

3. when any of the events described under the Rider Termination provision occur.

In the event You request We discontinue Accelerated Benefits payments and then, at a later date, You desire to resume such payments, We will allow You to do so provided all of the Conditions for Eligibility of Benefit Payment are met. However, We will not require satisfaction of a new Waiting Period provided We have on file Written Certification that is less than 12 months old.

ADDITIONAL RIDERS ON POLICY

Payment of an accelerated benefit due to the Insured's terminal illness, as provided under any accelerated death benefit rider that may be attached to the Policy will cause Us to terminate this Rider.

Acceleration of benefits under this Rider will not affect the provisions or benefits of any accidental death benefit rider that may be attached to the Policy.

IMPACT OF RIDER BENEFITS ON POLICY AND RIDER

GENERAL

Accelerating the Death Benefit under this Rider will impact the benefits and values under the Policy and Rider as described below.

After each benefit payment, the Lifetime Benefit Amount in effect immediately prior to such payment will be reduced by each Monthly Benefit Amount payable prior to any pro-rata reduction for loan repayments. In addition, each benefit payment will reduce the values and any no lapse guarantee premium in effect at the time of such payment when such values are multiplied by the following Reduction Ratio:

Reduction Ratio = 1 - (A / B)

Where:

A = is the monthly benefit payment, and

B = is the Eligible Amount immediately prior to a benefit payment.

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IMPACT OF RIDER BENEFITS ON POLICY AND RIDER (CONTINUED)

The Policy's current values that are reduced by each benefit payment based on the Reduction Ratio are:

Face Amount
Amount of any term Insurance rider on the Insured
Account Value
Surrender Charges
Indebtedness
Monthly No Lapse Guarantee Premium
Cumulative No Lapse Guarantee Premium
Cumulative Premiums (paid to date)

If the Policy to which this Rider is attached is a variable life Policy, We will reduce amounts in the Fixed Account and each Sub-Account based on the proportion of the Account Value in the Fixed Account and each Sub-Account to the amount accelerated. We may limit the availability of certain Sub-Accounts while benefit payments are being made. We will send You a monthly report showing current values under Your Policy, unless You elect to receive an annual lump sum payment, in which case we will send you an annual report in accordance with the Annual Report provision of the Policy. You may also contact Us at the telephone number or address shown on the Policy to obtain current information regarding your Policy on any given business day.

If You make a Withdrawal under the Policy during a Benefit Period, this Rider will terminate in accordance with the Rider Termination provision.

RIDER CHARGE

The charge for the Rider for any Monthly Activity Date is equal to the product of the factors A B, C and D where:

A  is the Cost of Insurance Rate per $1,000 for the Policy;

B is the LifeAccess Accelerated Benefit Rider Factor, such factor never to exceed the maximum shown in the Additional Benefits and Riders section of the Policy Specifications;

C is the benefit size discount factor which will never be less than 0.1 or greater than 1; and

D  is the LifeAccess Accelerated Benefit Rider amount at risk divided by $1,000.

The charge will automatically be deducted on each Monthly Activity Date from the Account Value as part of the Monthly Deduction Amount and will never exceed the maximum charge shown in the Additional Benefits and Riders section of the Policy Specifications.

WAIVER OF COSTS

If the Account Value less Indebtedness is insufficient to satisfy Monthly Deduction Amounts while benefit payments are being made, We will waive the portion of such deductions which exceed the Account Value less Indebtedness to keep the Policy from going into default until benefit payments are discontinued either by You or in accordance with the terms of this Rider.

ANNUAL LUMP SUM OPTION

You may elect to receive Your Monthly Benefit Amount as an annual lump sum prior to the start of each Benefit Period. The amount of the annual lump sum payment will equal the present value of the Monthly Benefit Amount payable for each month in the twelve-month period following (a) the date the first monthly benefit payment would otherwise be payable; or (b) the date of each subsequent Benefit Period. Each Monthly Benefit Amount payable will be discounted by a monthly rate, such rate derived from an annual interest rate, never to exceed the greater of (a) the current yield on ninety-day treasury bills; or (b) the current maximum statutory adjustable policy loan interest rate. Such discount will apply prior to any pro-rata adjustment to the Monthly Benefit Amount payable for loan repayments. Only one annual lump sum payment will be made in any one twelve-month period.

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SAFE HAVEN ACCOUNT

In lieu of having Your monthly or annual Accelerated Benefit payments paid by check which We mail to You, You may instead elect to have an interest-bearing draft account ("Safe Haven Account") established in Your name and You may then write drafts as desired, subject to administrative procedures then in effect regarding initial and remaining balances and minimum draft amounts. We may discontinue offering the Safe Haven Account at anytime and in such event, any remaining balance in the Safe Haven Account will be paid to You in one lump sum.

INCONTESTABILITY

Policy provisions regarding Incontestability apply to this Rider from its Date of Issue as shown in the Additional Benefits and Riders Section of the Policy Specifications.

EXCLUSIONS

This Rider does not provide an Accelerated Benefit for Chronic Illness resulting from:

1. intentionally self-inflicted injury or attempted suicide, while sane or insane;

2.   any act or incident of insurrection or war, declared or undeclared;

3. the Insured's participation in, or attempting to participate in, a felony, riot or insurrection; or

4.   alcoholism or drug addiction.

In addition, this Rider does not provide an Accelerated Benefit if the Insured or his/her Licensed Health Care Practitioner reside outside of the United States.

RIDER TERMINATION

This Rider will terminate on the earliest of the following dates:

1.   the date We receive Your request, In Writing, to cancel it;

2.   the date You make a Withdrawal under the Policy during a Benefit Period;

3.   the date the Policy terminates;

4.   the date We receive notification, In Writing, of the death of the Insured;

5. the date we approve a request, In Writing, from You to accelerate the Death Benefit for reason of terminal illness of the Insured as may be provided under an accelerated death benefit rider attached to the Policy;

6.   the date the Lifetime Benefit Amount is exhausted; or

7. the date on which all additional benefits provided by Rider are deemed to have terminated according to the terms of any Termination and Maturity Date provision, Continuation Beyond the Insured's Age 100 provision, or any other like provision of the Policy to which this rider is attached, unless You are receiving benefit payments under this Rider. In this event, benefit payments will continue until terminated in accordance with the provisions of this Rider.

In the event this Rider terminates as described above, benefit payments will also terminate, unless the Rider would otherwise terminate during a Benefit Period in accordance with item number 7 above. If this occurs, benefit payments will continue until terminated in accordance with the provisions of this Rider.

REINSTATEMENT

You may reinstate this Rider as part of Your Policy if the Policy is terminated and reinstated. Such reinstatement will be subject to satisfactory evidence of insurability and all other terms and conditions of the Policy to which it is attached.

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GENERAL PROVISIONS

This Rider is part of the Policy to which it is attached and, except as noted above, it is subject to all of the terms, conditions and limitations of the Policy. The Rider Effective Date and Rider Date of Issue are shown in the Additional Benefits and Rider section of the Policy Specifications. Terms not defined herein are defined in the Policy.

Signed for HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

    /s/ Richard G. Costello              /s/ Thomas M. Marra
    -----------------------------------  -----------------------------------
    RICHARD G. COSTELLO, SECRETARY       THOMAS M. MARRA, PRESIDENT

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                                  THE HARTFORD

ACCELERATED DEATH BENEFIT RIDER

RECEIPT OF BENEFITS MAY AFFECT THE INSURED'S ELIGIBILITY FOR MEDICAID OR OTHER GOVERNMENT BENEFITS OR ENTITLEMENTS. AS WITH ALL SUCH MATTERS, YOU SHOULD CONSULT YOUR PERSONAL TAX OR LEGAL ADVISOR BEFORE ACCESSING THIS BENEFIT.

THIS RIDER PROVIDES AN ACCELERATED PAYMENT OF LIFE INSURANCE PROCEEDS UNDER CONDITIONS SPECIFIED IN THIS RIDER. IT IS NOT INTENDED TO PROVIDE HEALTH, NURSING HOME OR LONG TERM CARE INSURANCE. CASH VALUES, LOAN VALUES, IF ANY, AND DEATH BENEFITS WILL BE REDUCED IF YOU RECEIVE AN ACCELERATED BENEFIT.

GENERAL PROVISIONS

This Rider is part of the Policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions and limitations of such Policy.

There is no premium for this Rider. An administrative charge will be assessed upon approval of each request for acceleration of benefits. This charge is shown on the Additional Riders and Benefits section of the Policy Specifications. There will be no administrative charge if the request is declined.

Tax Qualification

The benefits provided under this Rider are intended to constitute "accelerated death benefits" excludable from the recipient's gross income for Federal income tax purposes. To that end, the provisions of this Rider are to be interpreted to ensure and maintain such qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this Rider to conform to any changes in the tax qualification requirements under applicable provisions of the Internal Revenue Code of 1986, as amended.

DEFINITIONS

The definitions in this section apply whenever and wherever they appear in this Rider.

BASE POLICY INSURED is the person insured by the Policy to which this Rider is attached.

BENEFIT PERCENTAGE is the percentage of the Eligible Amount used to calculate the Benefit. This percentage is selected by You when the Benefit is applied for and cannot be greater than 100%.

DIMINISHED LIFE EXPECTANCY means that a Physician has certified that the Specified Insured has an illness or medical condition that is reasonably expected to result in the death of the Specified Insured within 12 months or less from the date of the certification.

DISCOUNT RATE is an annual interest rate not to exceed the greater of:

(a)  The current yield on ninety-day treasury bills; or

(b) The current maximum statutory adjustable policy loan interest rate.

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DEFINITIONS (CONTINUED)

ELIGIBLE AMOUNT is the Face Amount of the Policy and any term insurance Rider covering the Specified Insured attached to the Policy that is not within two years of expiry.

PHYSICIAN means a doctor of medicine or osteopathy legally authorized to practice medicine and surgery by the State in which he performs such function or action. For purposes of this definition, a "State" means each of the United States of America, the District of Columbia and the Commonwealth of Puerto Rico. The physician may not be the Specified Insured, a member of the Specified Insured's immediate family or the Owner of the Policy.

PROOF OF DIMINISHED LIFE EXPECTANCY must be in Writing and satisfactory to Us. You must supply Proof of Diminished Life Expectancy, without expense to Us, with each request for an accelerated payment of the death benefit. Proof must include, but is not limited to, a statement by a Physician attesting to the Specified Insured's life expectancy.

POLICY ADJUSTMENT DATE means the earliest of:

a)  twelve months from the date We made an accelerated death benefit payment;

b)  the date We pay all death benefits payable on the Specified Insured; or

c)  the Maturity Date.

SPECIFIED INSURED means the person insured by the Policy to which this Rider is attached, or any additional person(s) insured by riders attached to the Policy, whose death benefit is being accelerated.

BENEFIT

This Benefit is available if an Insured covered by this Policy has a Diminished Life Expectancy. You may request, In Writing, that We make a single sum accelerated death benefit payment to You. This accelerated payment of the death benefit can be any amount between $2,500 and $500,000, not to exceed the Benefit Percentage times the Eligible Amount. The sum of the Benefit you may request under this and any other policies issued by us on the life of an Insured may not exceed $500,000. Each request for payment must be accompanied by Proof of Diminished Life Expectancy.

Any policy benefit that is not payable in a single sum or that is payable due to accidental bodily injury or death is not subject to this Rider or to the calculation of the Benefit.

We will waive the cost of insurance and expense charges applicable to the Specified Insured's accelerated benefit.

This accelerated payment of the death benefit is subject to the rights of any assignee of record or of any irrevocable beneficiary. They must consent, In Writing, before We will pay the Benefit.

The requested portion of the Eligible Amount will be subject to the following adjustments:

1. A 12-month discount, based on the Discount Rate, will apply to the requested portion of the Eligible Amount. This discount reflects the early payment of the proceeds under Your Policy.

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BENEFIT (CONTINUED)

2. If, on the date We approve Your request, there is a policy loan outstanding and the acceleration relates to insurance on the life of the Insured under the base policy, a reduction to the requested portion of the Eligible Amount will apply. This reduction serves to repay the policy loan.

3. A deduction will be made for the administrative charge if We approve Your request.

The Benefit payable to You will be equal to the requested portion of the Eligible Amount as may be reduced by the maximums and limitations of this Rider minus 1, 2 and 3 above. Rather than having Your Benefit reduced by 2 and 3 above, You may elect to pay these amounts directly to Us.

OUR RIGHT TO DETERMINE ELIGIBILITY FOR BENEITS

We reserve the right to obtain an independent medical examination and We retain the right to make final determination regarding eligibility for benefits.

POLICY LIEN

Accelerated death benefit payments made under this Rider are an advance of the Specified Insured's death benefit. We will establish a lien against that Specified Insured's death benefits if We pay benefits under this Rider. Upon payment of any accelerated death benefit, access to the portion of the Policy's cash value attributable to the Specified Insured is restricted to the excess of that cash value over the sum of any outstanding Indebtedness, applicable Surrender Charge and this lien. The amount of the lien will be equal to all benefits paid under this Rider. The lien will be removed once We pay the death benefit or on the Policy Adjustment Date. If You lapse or surrender the Policy before the Policy Adjustment Date, Your cash value will be reduced by the amount of the lien which applies to the cash value.

We will charge interest on the lien. Interest will accrue from the date of the accelerated payment to the earlier of the date the Policy terminates or the Policy Adjustment Date. We will add accrued interest to the lien at the time of policy adjustment.

The rate of interest charged will be equal to the Discount Rate.

POLICY ADJUSTMENT

On the Policy Adjustment Date, We will adjust the Policy in order to satisfy the lien created by the accelerated death benefit payment.

We will adjust the death benefit of the Specified Insured. The adjusted death benefit will be the death benefit before adjustment, less the amount of policy lien, including interest created by the accelerated payment. Any Cash Value, Policy Value or Surrender Charge will be reduced in the same proportion that the Death Benefit was reduced. These reductions will be made on the Policy Adjustment Date.

If the Specified Insured is the Base Policy Insured and the lien equals 100% of the Death Benefit, the Policy will terminate, and any riders attached to the Policy that provide insurance on the life of any other person will be administered according to the rider provisions regarding the death of the Base Policy Insured. If the Specified Insured is an additional person insured by a rider on the base policy and the lien equals 100% of the Face Amount of the rider, the rider coverage applicable to the Specified Insured will terminate.

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EXCLUSIONS

This Rider does not provide accelerated death benefits if:

1. The Policy to which it is attached will expire or mature in less than two years;

2. the Specified Insured or his/her Physician reside outside the United States of America;

3. You are required by law to accelerate benefits to meet the claims of creditors;

4. The amount would be payable to any Person (other than the Specified Insured) and such Person has an insurable interest with respect to the life of the Specified Insured by reason of the Specified Insured being a director, officer, or employee of the Person or by reason of the Specified Insured being financially interested in any trade or business carried on by the Person;

5. a government agency requires You to apply for benefits to qualify for a government benefit or entitlement; or

6. a benefit otherwise subject to this Rider is not payable in a single sum or is not payable unless death is due to accidental bodily injury.

TERMINATION

This Rider will terminate at earliest of the following:

1.   when We receive Your request, In Writing, to cancel it;

2.   when the Policy terminates;

3.   on the Policy Adjustment Date.

REINSTATEMENT

You may reinstate this Rider as part of Your Policy if the Policy is terminated and reinstated.

Signed for HARTFORD LIFE AND ANNUITY INSURANCE COMPANY

    /s/ Christine Hayer Repasy           /s/ Thomas M. Marra
    -----------------------------------  -----------------------------------
    Christine Hayer Repasy, SECRETARY    Thomas M. Marra, PRESIDENT

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